Exhibit 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Foamex International Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-74264, 33-94154, and 333-90020) on Form S-8 of Foamex International Inc. of our report dated April 4, 2005, with respect to the consolidated balance sheet of Foamex International Inc. as of January 2, 2005, and the related consolidated statements of operations, cash flows, and stockholders' deficiency for the fiscal year then ended, and the related financial statement schedules listed in the Index at Item 15 (2), which report appear in the January 2, 2005 annual report on Form 10-K of Foamex International Inc.

/s/ KPMG LLP


Philadelphia, Pennsylvania
April 4, 2005